Exhibit 10.50
SEPARATION AGREEMENT AND RELEASE
September 12, 2011
Mr. Raphael Benaroya
Chairman of the Board
Kid Brands, Inc.
One Meadowland Plaza
East Rutherford, NJ 07073
Dear Raphael:
I hereby resign my position as President and Chief Executive Officer and as an employee of Kid Brands, Inc. (the “Company”) effective as of the close of business today. The Company and I have agreed that such registration will be treated as a resignation for “Good Reason” under the Employment Agreement (as hereinafter defined).
I am therefore entitled to the benefits set forth in paragraphs 3(B), 3(E) and 3(F) of the Employment Agreement between me and the Company dated as of December 4, 2007 (the “Employment Agreement”) as well as accrued vacation pay, unpaid business expenses and return of contributions under the Company’s Employee Stock Purchase Plan in accordance with the terms of these programs. I understand that my vested and currently exercisable equity awards (including options, restricted stock, stock appreciation rights and restricted stock units) will not be forfeited immediately because of any termination of employment for Good Reason and will continue to be exercisable but only to the extent set forth in the relevant award agreements (as modified by Section 2(C) of the Employment Agreement), provided that my vested and currently exercisable stock appreciation rights shall remain exercisable for 90 days after today, and provided further that if my currently exercisable equity awards would be treated more favorably if I had been terminated involuntarily without cause, they shall be treated in such more favorable manner.
I understand that, in compliance with Section 409A of the Internal Revenue Code, the amount payable to me under clause (iii) of paragraph 3(B) of the Employment Agreement shall not be paid until, and shall be paid in a single sum payment on, March 13, 2012 and any amount payable pursuant to clause (vi) of paragraph 3(B) shall be paid in a single sum payment on the later of the first day after the six month anniversary of my separation from service or the date that the bonus would be paid in accordance with its terms. These amounts are payable without interest.
I also hereby resign effective immediately as a director of the Company and from all other positions that I hold with the Company and any affiliate.

I have signed and am delivering concurrently a copy of a General Release in the form of Exhibit A to this letter in consideration of the matters set forth herein and in the General Release. I am knowingly and after due consideration waiving the 21-day period described in Section 2 of the General Release and I agree that, if I revoke the General Release within the next seven days, I will forfeit the severance benefits under my Employment Agreement.
I agree that I will immediately deliver to Marc Goldfarb, Senior Vice President and General Counsel of the Company, and not keep in my possession, duplicate, or deliver to any other person or entity, any and all property that belonged to the Company or any of its affiliated companies, including without limitation, computer hardware and software, blackberries, pagers, cell phones, other electronic equipment, keys, credit cards, access codes, identification cards, records, data, and other documents and information, including any and all copies of the foregoing. I understand computer access and e-mail and voicemail will be discontinued as of today, although the Company will arrange for forwarding of messages as I request.
If you are in agreement with the matters set forth herein, please acknowledge and accept by signing and retuning a copy to me.

Very truly yours,
/s/ Bruce G. Crain
Bruce G. Crain

Acknowledged and Accepted
this 12th day of September 2011.
KID BRANDS, INC.

By	/s/ Raphael Benaroya Raphael Benaroya
Chairman of the Board

2